Exhibit 10.21

FORESCOUT TECHNOLOGIES, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Adopted and approved August 24, 2017
ForeScout Technologies, Inc. (the “Company”) believes that the granting of equity and cash compensation to the members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2017 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments the Outside Director receives under this Policy.
This Policy will be effective as of the effective date of the first registration statement filed by the Company and declared effective under Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended, with such date referred to as the “Registration Date.”

1.	CASH COMPENSATION
Annual Cash Retainers for Board Membership
Each Outside Director will be paid an annual cash retainer of $30,000. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
Annual Cash Retainers for Chair, Vice Chair, Committee Membership, and Committee Chair
Each Outside Director who serves as chair or vice chair of the Board, chair of a committee of the Board, or member of a committee of the Board will be eligible to earn additional annual cash retainers as follows:

Board Chair:	$27,000
Board Vice Chair:	$20,000
Chair of Audit Committee:	$20,000
Member of Audit Committee (Excluding Committee Chair):	$10,000
Chair of Compensation Committee:	$12,000
Member of Compensation Committee (Excluding Committee Chair):	$6,000
Chair of Nominating and Corporate Governance Committee:	$7,500
Member of Nominating and Corporate Governance Committee (Excluding Committee Chair):	$4,500
Payment. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter, and such payment shall be made no later than 30 days following the end of such immediately preceding fiscal quarter. For purposes of clarification, an Outside Director who has served as an Outside Director during only a portion of the relevant Company fiscal quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during the quarter that such Outside Director has served in the relevant capacities.

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Special Committee Fees
The Board or any Committee designated by the Board may determine additional fees for Outside Directors that serve on special committees that may be established from time to time. In no event will an Outside Director’s aggregate compensation be permitted to exceed the compensation limits in Section 5 of this Policy.

2.	EQUITY COMPENSATION
Outside Directors will be entitled to receive all types of Grants (except Incentive Stock Options) under the Plan (or the applicable equity incentive plan in place at the time of grant), including discretionary Grants not covered under this Policy. All awards of Grants to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)    No Discretion. No person will have any discretion to select which Outside Directors will be awarded any Grants under this Policy or to determine the number of Shares to be covered by such Grants.
(b)    Initial Awards. Other than as set forth in the last sentence of this paragraph, each person who first becomes an Outside Director following the Registration Date automatically will be awarded a Grant of Restricted Stock Units (the “Initial Award”), effective on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. The Initial Award will have an aggregate grant date fair value (determined in accordance with U.S. generally accepted accounting principles) (the “Value”) of $450,000 (with the number of Shares subject to the Initial Award rounded down to the nearest whole Share). A Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award.
Subject to Section 2(d) below and Section 14 of the Plan, each Initial Award will be scheduled to vest as to 1/3rd of its Shares on the 1 year anniversary of the grant date (“First Vesting Date”), and as to 1/3rd of its Shares on each of the first 2 anniversaries of the First Vesting Date, in each case, provided that the Outside Director continues to serve as a Service Provider through the applicable vesting date.
(c)    Annual Awards. On each Annual Meeting of the Company’s stockholders (“Annual Meeting”) beginning with the second Annual Meeting following the Registration Date, each person who is an Outside Director on the date of such Annual Meeting automatically will be awarded a Grant of Restricted Stock Units (an “Annual Award”) that will have a Value of $150,000 (with the number of Shares subject to the Annual Award rounded to the nearest whole Share), which grant will be effective on the date of such Annual Meeting; provided that any Outside Director who is not continuing as a Director following the applicable Annual Meeting will not receive an Annual Award with respect to such Annual Meeting. Notwithstanding the foregoing, a Director initially appointed as an Outside Director will not be entitled to an Annual Award until nine months of continuous service as an Outside Director.
Subject to Sections 2(d) below and Section 14 of the Plan, each Annual Award will be scheduled to vest as to 100% of its Shares on the earlier of the 1 year anniversary of the grant date or the day prior to the Company’s next Annual Meeting occurring after the grant date, in each case, provided that the Outside Director continues to serve as a Service Provider through the applicable vesting date.
(d)    Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her Grants.

3.	TRAVEL EXPENSES
Each Outside Director’s reasonable, customary and properly documented travel expenses to attend Board meetings will be reimbursed by the Company.

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4.	ADDITIONAL PROVISIONS
All provisions of the Plan and form of grant agreement approved for use under the Plan not inconsistent with this Policy will apply to Grants awarded to Outside Directors.

5.	LIMITATIONS
No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and Grants with an aggregate value (determined under U.S. generally accepted accounting principles with respect to Grants) greater than $750,000, except that such limit will be increased to $1,500,000 in the Fiscal Year of his or her initial service as an Outside Director. Any cash compensation paid or Grants awarded to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of this limitation.

6.	SECTION 409A
In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder, as may be amended from time to time (collectively, “Section 409A”). It is the intent of this Policy that this Policy and all payments and benefits hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

7.	REVISIONS
The Board, in its discretion, may at any time change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash and timing of unearned compensation to be paid on or after the date the Board determines to make any such change or revision. The Board in its discretion may at any time change and otherwise revise the terms of Grants awarded under this Policy, including, without limitation, the number of Shares subject thereto, for Grants of the same or different type awarded on or after the date the Board determines to make any such change or revision. If, on the grant date of a Grant under this Policy, an equity incentive plan other than the Plan is the primary equity incentive plan used by the Company, all references to the Plan in this Policy, with respect to such Grant, will be deemed to refer to the Company’s primary equity incentive plan in use on the grant date of such Grant, including that references to Section 5 above and Section 10 of the Plan will be deemed to refer to the section(s) of such primary equity incentive plan relating to the per person limits on the number or value of Shares and other compensation (as applicable) that an Outside Director may receive as specified under such plan during the period specified therein, and references to Section 14 of the Plan will be deemed to refer to the section of such primary equity incentive plan relating to merger or Change in Control (or similar transactions) of the Company. The Board in its discretion and at any time may suspend or terminate the Policy.

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